Exhibit 99.1

CTC MEDIA REPORTS

SECOND QUARTER 2008 FINANCIAL RESULTS

- Consolidated Revenue Increases 54.1% to $172.8 Million -

- OIBDA(1) of $73.4 Million -

- Net Income of $48.8 Million, $0.31 Earnings Per Share -

MOSCOW – July 29, 2008 – CTC Media, Inc. (NASDAQ: CTCM), a leading television broadcaster in Russia, today reported financial results for the three- and six-month periods ended June 30, 2008.

	Three months ended June 30,			Six months ended June 30,
US$ 000’s, except per share data	2007	2008	Change	2007	2008	Change

Total operating revenues	$112,147	$172,770	54.1%	$216,268	$309,516	43.1%
Total operating expenses(2)	(66,853)	(102,735)	53.7%	(132,458)	(186,449)	40.8%

OIBDA	51,422	73,440	42.8%	95,710	128,676	34.4%

Net income	$30,692	$48,816	59.1%	$58,815	$90,529	53.9%
Earnings per share	$0.19	$0.31	63.2%	$0.37	$0.57	54.1%

Financial Highlights

•                  Consolidated revenues increased 54% to $172.8 million in the second quarter and 43% to $309.5 million in the first six months of 2008

•                  OIBDA increased 43% to $73.4 million in the second quarter and increased 34% to $128.7 million in the first six months of 2008

•                  Net income increased 59% to $48.8 million in the second quarter and increased 54% to $90.5 million in the first six months of 2008

•                  $0.31 and $0.57 fully diluted earnings per share for the three- and six-month periods ended June 30, 2008

Corporate Highlights

•                  Closed syndicated loan facility for $135 million and used proceeds to repay the remaining debt to MTG associated with the DTV acquisition

•                  Anton Kudryashov appointed Chief Executive Officer effective August 4, 2008

•                  Vladimir Kartashkov appointed General Director of DTV

(1)   OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA is a non-GAAP financial measure. Please refer to   Attachment A for a reconciliation of OIBDA to net income.

(2)   Starting from the second quarter of 2008, CTC Media changed its previous programming rights amortization policy for Russian-produced series with twenty or more episodes. The company’s previous policy was to amortize 60% after the first run, 30% after the second run and 10% after the third run when the license provides for three or more runs. After introduction of the new programming rights amortization policy, series with twenty or more episodes are amortized 75% after the first run and 25% after the second run, which is reflective of the company’s anticipated programming schedule. The effect of the change in amortization policy amounted to an additional $5.7 million of amortization of programming rights in the three months ended June 30, 2008.

Alexander Rodnyansky, Chief Executive Officer and President, stated, “It is with great pleasure that we announce the results of the second quarter - results which demonstrate that our company continues to build on its foundation of success. In the past six years, CTC Media has grown from a private company, operating a single free-to-air channel, to a diversified vertically integrated public media holding with five channels in three countries and in-house production capabilities. We are proud of these achievements, and we are even more proud that the growth of CTC Media has continued. In fact, in the second quarter, we grew faster than the overall Russian advertising market. These results speak to the ability of our management teams to outperform the market and deliver outstanding financial results.”

“Our results for the quarter include the financial and operating performance of all recently acquired businesses and reflect the successful execution of our growth strategy in Russia and the CIS.  In the second quarter, our flagship CTC channel once again proved its ability to connect with Russian viewers in the highly competitive environment of the Russian television market. CTC increased its target demographic audience share which was effectively monetized in the quarter. As we approach the fall season, we expect to benefit from CTC’s competitive programming schedule which is anchored by our established formats and brands.  The season’s premiers will include new and proven formats, with more than 25% of CTC’s fall programming line up being produced in-house through our production companies. We have high expectations for the sequels of sitcoms and series, such as My Fair Nanny, The Cadets, Ranetki and Daddy’s Girls, which have garnered high ratings with CTC’s target demographic.”

Target Audience Shares for the Three Months and Six Months Ended June 30, 2007, and June 30, 2008

	Average Audience Shares, %
	Q2 2007	Q2 2008	6M 2007	6M 2008
CTC Network
• target demographic (all aged 6-54)	11.2	11.6	11.3	11.5

Domashny Network
• target demographic (females aged 25-60)	2.4	2.7	2.3	2.8

DTV Network
• target demographic (all aged 18+)	1.9	1.7	1.9	1.8

Channel 31
• target demographic (all aged 6-54) (1)	N/A	13.3	N/A	10.3

Recent Acquisitions

CTC Media acquired its interest in the Channel 31 Group on February 29, 2008 and acquired the DTV Group on April 16, 2008. As a result, total operating results for the three and six months ended June 30, 2008 include the operations of the Channel 31 Group for four months and the operations of the DTV Group for three months. Total operating results for the three and six months ended June 30, 2008 also include the operations of two Russian production companies, Costafilm and Soho Media, acquired in April 2008.

Results for the Three Months Ended June 30, 2008

US$ million	Organic Results(2)	Non-Organic Results(3)	Total CTC Media Group

Revenues	156.8	16.0	172.8
OIBDA	70.2	3.2	73.4
OIBDA margin	44.8%	20.4%	42.5%
Net Income	48.3	0.5	48.8

(1) Audience share data for 2007 N/A due to absence of portable people meter measurements in Kazakhstan prior to July 2007

(2) Organic results include combined results of operations of CTC Network, Domashny Network, CTC Television Station Group, Domashny Television Station Group and Corporate Office

(3) Non-organic results include results of operations of recent acquisitions: Production Group (Soho Media and Costafilm production companies), DTV Group and CIS Group (Channel 31 Group)

CTC Media’s total operating revenues for the three months ended June 30, 2008 increased 54.1% to $172.8 million from $112.1 million for the three months ended June 30, 2007. The increase in revenues reflects the continued growth of the Russian television advertising market and higher advertising rates, as well as the impact of acquisitions, primarily of the DTV Group in the second quarter of 2008 and several regional stations acquired in the third and fourth quarters of 2007. Increases in the price of television advertising were driven in part by a decrease in the amount of advertising permitted to be broadcast under Russian law effective January 1, 2008. The company estimates that the appreciation of the Russian ruble against the US dollar resulted in an approximate 9.5% increase in total operating revenues when comparing the three-month periods.

CTC Media’s organic operating revenues, which include combined operating revenues of CTC Network, Domashny Network, CTC Television Station Group and Domashny Television Station Group, increased 39.8% to $156.8 million in the first quarter 2008 from $112.1 million in the first quarter of 2007.

CTC Media’s non-organic revenues, which include combined operating revenues from the DTV Group, the CIS Group, and its Soho Media and Costafilm production companies, was $16.0 million in the second quarter of 2008. Out of these revenues, the DTV Group contributed $14.1 million and the Channel 31 Group contributed $1.7 million. Revenues generated by the production companies were eliminated in consolidation.

Consolidated total operating expenses in the second quarter of 2008 increased 53.7% and amounted to $102.7 million compared to $66.9 million in the second quarter of 2007. The main drivers were:

Direct operating expenses in the quarter increased from $4.6 million to $8.6 million primarily due to the acquisition of the DTV Group ($2.1 million) and increased transmission and maintenance costs at our Domashny and CTC owned-and-operated stations.

Selling, general and administrative expenses in the quarter increased from $17.0 million to $24.5 million primarily due to annual increases in salaries and benefits and increases in headcount, as well as the acquisitions of the DTV Group ($1.9 million), its interest in the Channel 31 Group ($1.4 million) and two production companies, Costafilm and Soho Media ($1.6 million).

Amortization of programming rights expense in the quarter increased 64.4% from $37.6 million to $61.8 million. The increase was primarily driven by:

•                  higher programming costs at CTC and Domashny (particularly for foreign movies and Russian-produced series and shows);

•                  the acquisition of the DTV Group ($4.1 million) and an interest in the Channel 31 Group ($1.3 million);

•                  increased impairment charges ($4.0 million in the second quarter of 2008 up from $1.1 million in the same period last year), primarily due to the relative underperformance of a Russian-produced series, Heartbreakers, launched in the second quarter of 2008;

•                  the change in programming rights amortization rates for Russian-produced series with twenty or more episodes.

Starting from the second quarter of 2008, CTC Media has changed its previous programming rights amortization policy for Russian-produced series with twenty or more episodes. The company’s previous policy was to amortize 60% after the first run, 30% after the second run and 10% after the third run when the license provides for three or more runs. After introduction of the new programming rights amortization policy, series with twenty or more episodes are amortized 75% after the first run and 25% after the second run, which is reflective of the company’s anticipated programming schedule. The effect of the change in amortization policy amounted to an additional $5.7 million of amortization of programming rights expense in the three months ended June 30, 2008, or 15.1% of the related expense increase in the quarter.

Amortization of sublicensing rights expense increased from $1.5 million to $4.4 million when comparing the three months ended June 30, 2007 and 2008, principally due to an increase in sales of Russian series in Ukraine.

Depreciation and amortization expense decreased from $6.1 million to $3.4 million when comparing the three months ended June 30, 2007 and 2008, principally due to a change in the way in which the company accounts for its broadcasting licenses. As of January 1, 2008, CTC Media no longer amortizes broadcasting licenses over a 5-year useful life but treats them as intangible assets with an indefinite life and tests them annually for impairment.

Consolidated OIBDA increased 42.8% to $73.4 million for the second quarter of 2008 compared to $51.4 million in the second quarter of 2007. The consolidated OIBDA margin for the quarter was 42.5% compared to 45.9% in the corresponding quarter of 2007. Organic OIBDA for the three months ended June 30, 2008 was $70.2 million (up 36.5% from the same period last year), corresponding to a 44.8% organic OIBDA margin.

Consolidated net income increased 59.1% to $48.8 million for the three months ended June 30, 2008 from $30.7 million for the three months ended June 30, 2007. Organic net income for the quarter was $48.3 million, up 57.4% from the same period last year.

Fully diluted income per share was $0.31 for the three months ended June 30, 2008, compared to $0.19 for the three months ended June 30, 2007.

Results for the Six Months Ended June 30, 2008

US$ million	Organic Results	Non-Organic Results	Total CTC Media Group
Revenues	292.9	16.6	309.5
OIBDA	125.6	3.1	128.7
OIBDA margin	42.9%	18.7%	41.6%
Net Income	90.3	0.2	90.5

CTC Media’s total operating revenues for the six months ended June 30, 2008 increased 43.1% to $309.5 million from $216.3 million for the six months ended June 30, 2007. The increase in revenues reflects the continued growth of the Russian television advertising market resulting in higher advertising rates, and the impact of acquisitions, primarily of the DTV Group acquired in the second quarter of 2008, and several regional stations acquired in the third and fourth quarters of 2007. The company estimates that the appreciation of the Russian ruble against the US dollar resulted in an approximate 9.1% increase in total operating revenues when comparing the six-month periods.

CTC Media’s organic operating revenues, which include the combined operating revenues of CTC Network, Domashny Network, CTC Television Station Group and Domashny Television Station Group, increased 35.4% to $292.9 million in the first six months of 2008 from $216.3 million in the first six months of 2007.

CTC Media’s non-organic revenues, which include the combined operating revenues from the DTV Group, the CIS Group, and its Soho Media and Costafilm production companies, were $16.6 million in the first six months of 2008. Out of these revenues, the DTV Group contributed $14.1 million, and the Channel 31 Group contributed $2.4 million. Revenues generated by the production companies were eliminated in consolidation.

Consolidated total operating expenses for the six months ended June 30, 2008 increased 40.7% to $186.4 million from $132.5 million for the six months ended June 30, 2007. In absolute terms, total operating expenses went up primarily due to increased direct operating expenses mainly associated with transmission and maintenance; increased selling, general and administrative expenses primarily associated with the DTV Group and the CIS Group; and increased programming rights amortization expense, which was driven by higher programming costs, introduction of a new, more  accelerated programming rights amortization policy for certain types of Russian-produced series starting in the second quarter of 2008, and increased impairment charges.

Impairment charges increased from $1.8 million to $9.1 million when comparing the six months ended June 30, 2007 and 2008. The increase in impairment charges was mainly due to the relative underperformance of two Russian series launched in the first quarter of 2008 and one Russian series launched in the second quarter of 2008.

Increase in total operating expenses was partially offset by a decrease in depreciation and amortization expense from $11.9 million in the first six months of 2007 to $5.6 million in the first six months of 2008, principally caused by a change in the way in which the company accounts for its broadcasting licenses starting January 1, 2008.

Consolidated OIBDA increased 34.4% to $128.7 million for the first six months of 2008 compared to $95.7 million for first six months of 2007. The consolidated OIBDA margin for the six month period was 41.6% compared to 44.3% in the same period last year. Organic OIBDA for the six months ended June 30, 2008, was $125.6 million (up 31.2% from the same period last year), corresponding to a 42.9% organic OIBDA margin.

Consolidated net income increased 53.9% to $90.5 million for the six months ended June 30, 2008 from $58.8 for the six months ended June 30, 2007. Organic net income for the six month period was $90.3 million, up 53.5% from the same period last year.

Fully diluted income per share was $0.57 for the six months ended June 30, 2008, compared to $0.37 for the six months ended June 30, 2007.

Guidance

For the full year ending December 31, 2008, the company currently expects to generate consolidated total operating revenues in the range of $650 to $700 million, with a consolidated OIBDA margin in the range of 42-46%. This updated guidance range includes expected revenues and OIBDA contribution from its CIS operations in Kazakhstan and Uzbekistan, the DTV Group and its production companies, all of which were acquired or launched earlier this year.

Organic Guidance

For the full year ending December 31, 2008, the company reconfirms its guidance for organic total operating revenues in the range of $600 to $650 million, with an organic OIBDA margin in the range of 45-48%. This guidance range does not include expected revenues and OIBDA contribution from its CIS operations in Kazakhstan and Uzbekistan, the DTV Group and its production companies.

Conference Call

The company will also host a conference call to discuss its second quarter 2008 financial results today, Tuesday, July 29, at 9:00 a.m. ET, (5:00 p.m. Moscow time, 2:00 p.m. London Time). To access the conference call, please dial +1 973 582 2741 (international) or 8108 002 531 1012 (Russia) and reference pass code 55184319. A live webcast of the conference call will also be available on the investor relations portion of the company’s corporate web site, located at www.ctcmedia.ru/investors. A replay of the conference call will be available through Tuesday, August 5, 2008, at midnight ET. The replay can be accessed by dialing +1 706 645 9291 or +1 800 642 1687. The passcode for the replay is 55184319. The webcast will also be archived on the company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia. It owns and operates the CTC television network, whose signal is carried by more than 350 affiliate stations, including 21 owned-and-operated stations; the Domashny television network, whose signal is carried by over 230 affiliate stations, including 13 owned-and-operated stations; and the DTV television network, whose signal is carried by a number of affiliate stations, including 3 owned-and-operated stations. CTC Media owns two TV content production companies: COSTAFILM and SOHO MEDIA, and operates Channel 31 in Kazakhstan and a TV company in Uzbekistan. The company’s common stock is traded on The NASDAQ Global Select Market under the symbol: “CTCM”. For more information on CTC Media, please visit: www.ctcmedia.ru.

# # #

Contacts:

CTC Media, Inc.

Katya Ostrova (investors)

+ 7 495 783 3650

ir@ctcmedia.ru

Ivan Philippov (media)

+ 7 495 785 6333

Brainerd Communicators, Inc.

Jenna Focarino (media)

Michael Smargiassi (investors)

+1 212 986 6667

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which include, among other things, guidance on the company’s projected total operating revenues and OIBDA margin for the year ending December 31, 2008 on a consolidated and organic operations basis, expectations regarding the performance of our fall 2008 programming season at its networks and the company’s ability to deliver operating results that outperform the growth in the market generally, reflect the company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the company’s ability to deliver audience share, particularly in primetime, to its advertisers; changes in the size of the Russian television advertising market; free-to-air television remaining a significant advertising forum in Russia; the company’s reliance on a single television advertising sales house for substantially all of its revenues; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s quarterly report on Form 10-Q filed with the SEC on April 30, 2008. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

(See attached financial statements)

Attachment A

SUPPLEMENTAL DISCLOSURES

REGARDING NON-GAAP FINANCIAL INFORMATION

OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). The company believes that this metric is an appropriate and useful measure for evaluating the core current operating performance of its business. This metric is used by management to further its understanding of the company’s operating performance in the ordinary, ongoing and customary course of operations. The company also believes that it provides investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

The most directly comparable GAAP measure to the non-GAAP measure of OIBDA is net income. Unlike net income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the company’s most significant expenditure that enables it to generate revenues and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the company’s ability to generate revenues. For this reason, the company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of its intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

OIBDA also excludes other components of net income that the company does not consider to be indicators of its core operating performance. Accordingly, it excludes from core operating performance certain items over which it does not have substantial managerial influence and that are not reflective of ordinary, ongoing and customary course activities. Such non-core items include foreign currency gains and losses, interest income and expense, gains on the sale of businesses, other non-operating gains and losses, equity in the income of investee companies that the company does not control, income tax expense, and income attributable to minority interest shareholders.

Because OIBDA is not a GAAP measurement of financial performance, there are material limitations in its usefulness on a stand-alone basis, including the lack of comparability to the GAAP financial results of other companies. It should be considered in addition to, and not as a substitute for, net income. The items excluded from OIBDA are significant components in assessing our overall financial performance.

The following table presents a reconciliation of the company’s consolidated OIBDA to consolidated net income for the three- and six-month periods to June 30, 2007 and 2008:

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
	(in thousands and unaudited)

OIBDA	$51,422	$73,440	$95,710	$128,676
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(6,128)	(3,405)	(11,900)	(5,609)
Operating income	45,294	70,035	83,810	123,067
Foreign currency gains (losses)	(115)	1,528	(88)	2,206
Interest income	2,545	1,175	4,629	4,967
Interest expense	(2)	(2,253)	(2)	(2,259)
Gains on sale of businesses	747	—	747	—
Other non-operating (losses) income, net	858	(184)	879	(99)
Equity in income of investee companies	682	452	1,193	745
Income before income tax and minority interest	50,009	70,753	91,168	128,627
Income tax expense	(17,787)	(21,140)	(29,932)	(36,230)
Income attributable to minority interest	(1,530)	(797)	(2,421)	(1,868)
Net income	$30,692	$48,816	$58,815	$90,529

In this press release, the company provides guidance on the company’s consolidated OIBDA for the year ending December 31, 2008. The following table presents a reconciliation of the company’s projected consolidated OIBDA, based on the mid-point of the provided range, to projected operating income for the year ending December 31, 2008. To further reconcile operating income to net income, foreign currency gains (losses), interest income, interest expense, gains (losses) on the sale of businesses, other non-operating gains (losses), equity in income of investee companies, income tax expense and income attributable to minority interest would need to be added and/or subtracted, as appropriate, from operating income. The company does not provide a quantitative reconciliation of projected consolidated OIBDA to projected consolidated net income because it believes that such a reconciliation is not available without unreasonable efforts.

Year ending December 31, 2008 (projected)
(in thousands)
OIBDA	$286,875
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	12,457
Operating income	$274,418

SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars and unaudited)

Three Months Ended June 30, 2007

	CTC Network	Domashny Network	CTC Station Group	Domashny Station Group	CIS Group	Production Group	DTV Network	DTV Station Group	Eliminations and other	Consolidated results
Operating revenue	75,633	9,001	23,755	4,207	—	—	—	—	(449)	112,147
Operating income/ (loss)	39,000	78	16,044	(2,549)	—	—	—	—	(7,279)	45,294
Identifiable assets	336,425	34,688	71,554	60,612	—	—	—	—	64,638	567,917
Capital expenditures	(153)	(81)	(490)	(548)	—	—	—	—	(11)	(1,283)
Depreciation and amortization	(246)	(154)	(1,772)	(3,428)	—	—	—	—	(528)	(6,128)
Amortization of programming rights	(30,291)	(6,296)	(1,133)	1	—	—	—	—	70	(37,649)
Amortization of sublicensing rights	(1,462)	—	—	—	—	—	—	—	—	(1,462)

Three Months Ended June 30, 2008

	CTC Network	Domashny Network	CTC Station Group	Domashny Station Group	CIS Group	Production Group	DTV Network	DTV Station Group	Eliminations and other	Consolidated results
Operating revenue	113,290	16,211	26,908	4,641	1,722	14,830	12,220	1,857	(18,910)	172,769
Operating income/ (loss)	53,621	3,200	18,894	94	(1,505)	663	5,626	(631)	(9,927)	70,035
Identifiable assets	654,552	45,307	103,340	66,582	158,491	19,841	236,867	234,086	(362,864)	1,156,202
Capital expenditures	(80)	(20)	(2,038)	(957)	0	—	0	(2)	(26)	(3,124)
Depreciation and amortization	(265)	(173)	(529)	(658)	(222)	(38)	(275)	(713)	(531)	(3,404)
Amortization of programming rights	(47,077)	(9,566)	(1,620)	(7)	(1,271)	—	(4,081)	(8)	1,832	(61,798)
Amortization of sublicensing rights	(6,884)	—	—	—	—	—	—	—	2,456	(4,428)

(Continued on the next page)

SEGMENT FINANCIAL INFORMATION (Continued)

(in thousands of US dollars and unaudited)

Six Months Ended June 30, 2007

	CTC Network	Domashny Network	CTC Station Group	Domashny Station Group	CIS Group	Production Group	DTV Network	DTV Station Group	Eliminations and other	Consolidated results
Operating revenue	152,246	17,533	40,058	7,405	—	—	—	—	(974)	216,268
Operating income/ (loss)	78,403	508	23,661	(5,050)	—	—	—	—	(13,712)	83,810
Identifiable assets	336,425	34,688	71,554	60,612	—	—	—	—	64,638	567,917
Capital expenditures	(325)	(105)	(1,179)	(976)	—	—	—	—	(150)	(2,735)
Depreciation and amortization	(506)	(305)	(3,304)	(6,733)	—	—	—	—	(1,052)	(11,900)
Amortization of programming rights	(58,210)	(11,604)	(2,303)	—	—	—	—	—	115	(72,002)
Amortization of sublicensing rights	(5,865)	—	—	—	—	—	—	—	—	(5,865)

Six Months Ended June 30, 2008

	CTC Network	Domashny Network	CTC Station Group	Domashny Station Group	CIS Group	Production Group	DTV Network	DTV Station Group	Eliminations and other	Consolidated results
Operating revenue	211,319	31,678	46,923	8,090	2,372	14,830	12,220	1,857	(19,773)	309,516
Operating income/ (loss)	99,157	7,734	29,527	37	(1,873)	663	5,626	(631)	(17,173)	123,067
Identifiable assets	654,552	45,307	103,340	66,582	158,491	19,841	236,867	234,086	(362,864)	1,156,202
Capital expenditures	(848)	(77)	(3,947)	(1,812)	—	—	0	(2)	(97)	(6,783)
Depreciation and amortization	(509)	(345)	(1,030)	(1,283)	(353)	(38)	(275)	(713)	(1,062)	(5,608)
Amortization of programming rights	(92,134)	(17,390)	(3,027)	(13)	(1,560)	—	(4,081)	(8)	1,991	(116,222)
Amortization of sublicensing rights	(8,107)	—	—	—	—	—	—	—	2,456	(5,651)

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
REVENUES:
Advertising	$108,274	$165,720	$205,925	$300,776
Sublicensing	3,188	6,374	9,018	7,452
Other revenue	685	676	1,325	1,288
Total operating revenues	112,147	172,770	216,268	309,516
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights and sublicensing rights, shown below, exclusive of depreciation and amortization of $5,414 and $2,615 for the three months and $10,500 and $4,033 for the six months ended June 30, 2007 and 2008, respectively; and inclusive of stock-based compensation of $213 and $213 for the three months and $239 and $426 for six months ended June 30, 2007 and 2008, respectively)	(4,563)	(8,626)	(8,898)	(15,152)

Selling, general and administrative (exclusive of depreciation and amortization of $714 and $790 for the three months and $1,400 and $1,576 for the six months ended June 30, 2007 and 2008 respectively; inclusive of stock-based compensation of $3,252 and $3,146 for the three months and $6,297 and $6,292 for the six months ended June 30, 2007 and 2008, respectively)	(17,051)	(24,477)	(33,793)	(43,815)

Amortization of programming rights	(37,649)	(61,799)	(72,002)	(116,222)

Amortization of sublicensing rights	(1,462)	(4,428)	(5,865)	(5,651)

Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(6,128)	(3,405)	(11,900)	(5,609)

Total operating expenses	(66,853)	(102,735)	(132,458)	(186,449)
OPERATING INCOME	45,294	70,035	83,810	123,067
FOREIGN CURRENCY GAINS (LOSSES)	(115)	1,528	(88)	2,206
INTEREST INCOME	2,545	1,175	4,629	4,967

INTEREST EXPENSE	(2)	(2,253)	(2)	(2,259)
GAINS ON SALE OF BUSINESSES	747	—	747	—

OTHER NON-OPERATING INCOME (LOSSES), net	858	(184)	879	(99)
EQUITY IN INCOME OF INVESTEE COMPANIES	682	452	1,193	745
Income before income tax and minority interest	50,009	70,753	91,168	128,627
INCOME TAX EXPENSE	(17,787)	(21,140)	(29,932)	(36,230)

INCOME ATTRIBUTABLE TO MINORITY INTEREST	(1,530)	(797)	(2,421)	(1,868)

NET INCOME	$30,692	$48,816	$58,815	$90,529

Foreign currency translation adjustment	2,349	5,493	6,263	29,006
COMPREHENSIVE INCOME	$33,041	$54,309	$65,078	$119,535

Net income attributable to common stockholders	$30,692	$48,816	$58,815	$90,529

Net income per share attributable to common stockholders - basic	$0.20	$0.32	$0.39	$0.60
Net income per share attributable to common stockholders - diluted	$0.19	$0.31	$0.37	$0.57
Weighted average common shares outstanding - basic	151,565,124	152,150,644	151,547,155	152,137,810
Weighted average common shares outstanding - diluted	158,333,143	159,111,955	157,939,836	159,168,909

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Six months ended June, 30
	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,815	$90,529
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(3,980)	(9,224)
Depreciation and amortization	11,900	5,609
Amortization of programming rights	72,002	116,222
Amortization of sublicensing rights	5,865	5,651
Stock based compensation expense	6,536	6,718
Gain on disposal of property and equipment	(748)	—
Gain on sale of businesses	(747)	—
Equity in income of unconsolidated investees	(1,193)	(745)
Income attributable to minority interest	2,421	1,868
Foreign currency (gains) losses	88	(2,206)
Changes in operating assets and liabilities:
Trade accounts receivable	(3,988)	(15,933)
Prepayments	981	4,328
Other assets	(215)	(5,831)
Accounts payable and accrued liabilities	2,961	1,917
Deferred revenue	3,780	(4,936)
Other liabilities	(3,049)	10,228
Dividends received from equity investees	1,227	985
Acquisition of programming and sublicensing rights	(73,549)	(138,311)
Net cash provided by operating activities	79,107	66,869
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(2,531)	(1,856)
Acquisitions of intangibles	(204)	(4,927)
Acquisitions of businesses, net of cash acquired	(14,572)	(313,001)
Proceeds from sale of businesses, net of cash disposed	751	—
Proceeds from sale of property and equipment	1,990	—
Other	3	(515)
Net cash used in investing activities	(14,563)	(320,299)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from exercise of stock options	1,114	1,811
(Increase) decrease in restricted cash	(40)	(10)
Dividends paid to minority interest	(2,392)	(3,574)
Net cash provided by (used in) financing activities	(1,318)	(1,773)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,279	10,602
Net increase (decrease) in cash and cash equivalents	65,505	(244,601)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	176,542	307,073
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$242,047	$62,472

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31,	June 30,
	2007	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$307,073	$62,472
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2007 - $435; June 30, 2008 - $717)	11,690	32,163
Taxes reclaimable	4,843	12,743
Prepayments	35,128	41,409
Programming rights, net	63,023	78,619
Deferred tax assets	12,938	17,453
Other current assets	3,342	9,164
TOTAL CURRENT ASSETS	438,037	254,023
RESTRICTED CASH	180	190
PROPERTY AND EQUIPMENT, net	24,768	28,480
INTANGIBLE ASSETS, net:
Broadcasting Licenses	74,254	372,746
Cable Network Connection	77	27,471
Trade names	6,828	32,090
Network affiliation agreements	1,333	4,935
Other intangible assets	724	1,173
Net intangible assets	83,216	438,415
GOODWILL	78,674	343,940
PROGRAMMING RIGHTS, net	36,161	47,743
SUBLICENSING RIGHTS, net	2,591	3,240
INVESTMENTS IN AND ADVANCES TO INVESTEES	6,557	6,521
PREPAYMENTS	12,026	5,973
DEFERRED TAX ASSET	11,326	17,158
OTHER NON-CURRENT ASSETS	1,144	10,519
TOTAL ASSETS	$694,680	$1,156,202
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	25,846	42,794
Accrued liabilities	4,653	31,178
Taxes payable	14,507	25,336
Short-term loans and interest accrued	—	87,977
Deferred revenue	11,866	11,777
Deferred tax liability	1,350	1,872
TOTAL CURRENT LIABILITIES	58,222	200,934

LONG-TERM LOANS	224	67,500
DEFERRED TAX LIABILITY	21,160	103,912
MINORITY INTEREST	3,182	45,183
COMMITMENTS AND CONTINGENCIES (Note 10)	—	—
STOCKHOLDERS’ EQUITY:

Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2007 - 152,124,096, June 30, 2008 - 152,155,213)	1,521	1,522
Additional paid-in capital	348,752	355,997
Retained earnings	209,867	300,396
Accumulated other comprehensive income	51,752	80,758
TOTAL STOCKHOLDERS’ EQUITY	611,892	738,673
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$694,680	$1,156,202